News Release

Berry Petroleum Company                        Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                  E-mail:  ir@bry.com
Bakersfield, California 93309-0640           Internet:  www.bry.com

Contacts:
Robert F. Heinemann, Chairman and Interim President and Interim CEO Ralph J. Goehring, Senior Vice President and CFO


BERRY PETROLEUM COMPANY ANNOUNCES THE RETIREMENT OF JERRY V. HOFFMAN

Bakersfield, CA - April 26, 2004 - Berry Petroleum Company (NYSE:BRY) announced that effective today, Mr. Jerry V. Hoffman is retiring as president and chief executive officer of Berry Petroleum Company for personal and health reasons. Mr. Robert F. Heinemann, the current chairman of the board, has been named interim president and chief executive officer. The board is immediately proceeding to engage in a search for a successor president and chief executive officer.

The board of directors is confident Mr. Hoffman's departure will have no adverse affect on the Company's ongoing operations, management team or financial results. First quarter results will be released as scheduled on May 5, 2004.

The board of directors wishes Mr. Hoffman well in his retirement and acknowledges the Company's appreciation for his almost 20 years of service to the Company during which time the Company experienced tremendous growth and success.

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.